                                                                   EXHIBIT 10.12

                           MASTER SERVICES AGREEMENT

     This MASTER SERVICES AGREEMENT (the "Agreement") is made as of November 15, 1999, by and between Exelixis Pharmaceuticals, Inc. ("Exelixis"), a Delaware corporation, having its principal place of business at 260 Littlefield Avenue, South San Francisco, CA 94080, and Artemis Pharmaceuticals GmbH ("Artemis"), a corporation organized under the laws of the Federal Republic of Germany, having a place of business at Neurather Ring 1, D-51063, Koln Germany (each a "party," collectively the "parties").

                                   Recitals

     Whereas, Exelixis desires to engage Artemis to perform certain research and development services on its behalf; and

     Whereas Artemis desires to engage Exelixis to perform certain research and development services on its behalf; and

     Whereas, the parties desire to enter into this agreement to set forth certain of the terms under which such research and development services shall be performed.

     Now, Therefore, in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     1.1 "Confidential Information" shall mean with respect to a party, any and all information, technical data or know-how of such party related to the R&D Services or the Work Agreements, or any aspect of such party's business or technology including, without limitation, project requirements, Work Product, data, know-how, formulae, designs, drawings, proposals, specifications, the terms of or the existence of this Agreement or any Work Agreement, computer software (source code and object code), test results, testing methods, and any other material beating or incorporating any such information, which is disclosed to or otherwise received by the other party. Such disclosure may be made either directly or indirectly, in writing, orally or by drawings, plans or inspection of products, materials, parts or equipment.

     1.2  "Force Majeure Event" shall have the meaning set forth in Paragraph
8.12.

     1.3  "R&D Services" shall have the meaning set forth in Paragraph 2.1.

     1.4  "Receiving Party" shall have the meaning set forth in Paragraph 4.2.

     1.5  "Servant(s)" shall have the meaning set forth in Paragraph 4.1.

     1.6  "Work Agreement" shall have the meaning set forth in Paragraph 2.1.

                                       1.
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     1.7  "Work Product" shall mean reports, data, test results, materials, documentation, gene sequence, genes, vectors, organisms, biological reagents, biological data and other developments, inventions, ideas, discoveries, and technology mutually agreed upon by the parties. Work Product does not include any rights preexisting or obtained during the course of performing the R&D Services owned by the party performing the R&D Services or any third party embodied in any of the foregoing. Work Product does not include technology or know-how used to make Work Product unless mutually agreed upon by the parties.

     1.8 "Contracting Party" shall mean the party for whom the R&D Services are performed.

     1.9  "Performing Party" shall mean the party performing the R&D services.

                                   ARTICLE 2

                               SCOPE OF SERVICES

     2.1 Engagement. During the term of this Agreement, the parties may, upon mutual agreement, engage one another from time-to-time to perform research and development services (the "R&D Services") on its behalf. Upon and subject to such mutual agreement, in engaging one another to perform particular R&D Services, the parties may enter into one or more written Work Agreements (the "Work Agreements"), specifying the terms (e.g., project description, project fees, costs, expenses, project duration, milestones, deliverables, location of performance, etc.) pursuant to which such particular R&D Services shall be performed. The parties agree that any R&D Services commenced during the term of this Agreement or performed pursuant to a Work Agreement entered into by the parties during the term of this Agreement shall be governed by the terms and conditions of this Agreement, subject to any modifications to the terms hereof with respect to particular R&D Services pursuant to any Work Agreements governing the performance of such R&D Services.

     2.2 Best Efforts. The Performing Party shall use its commercially reasonable efforts, and in no event less than those efforts of a skilled, competent, experienced and prudent professional, to perform and complete the R&D Services in accordance with the requirements of the Contracting Party and/or the terms of the Work Agreement governing such R&D Services.

     2.3 Accounting. To the extent that Performing Party may bill the Contracting Party for R&D Services on a time and materials basis or for expenses under the terms of any Work Agreement, the Performing Party shall maintain accurate records and books of account showing all charges, disbursements, fees and expenses incurred by the Performing Party. Upon reasonable notice to the Performing Party, and at the Contracting Party's expense, the Contracting Party shall have the right to conduct an audit, either itself or through an independent accounting firm mutually agreed by the parties, of any such charges, disbursements, fees and expenses at any time up to one (1) year after being billed therefor, and to examine the records and books of account of the Performing Party in connection therewith.

     2.4 Instruction and Operation. Upon the request of the Contracting Party, the Performing Party shall provide the Contracting Party with such explanations, training, and

                                       2.
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instruction as shall be required for the Contracting Party to understand the operation and architecture of any Work Product. Upon the request of the Performing Party, the Contracting Party shall provide the Performing Party with all reasonable explanations, training, and instruction required for it to perform the R&D Services.

                                   ARTICLE 3

                            INDEPENDENT CONTRACTOR

     3.1 Independent Contractor. The Performing Party agrees that it shall be acting as an independent contractor in performing the R&D Services and shall not be considered or deemed to be an agent, employee, joint venturer, or partner of The Contracting Party. The Performing Party shall have no authority to contract for or to bind The Contracting Party in any manner and shall not represent itself as an agent of The Contracting Party or as otherwise authorized to act for or on behalf of The Contracting Party. The Performing Party shall have no status as employee or any right to any benefits that The Contracting Party provides to its employees. The Performing Party shall be responsible for payment of its own taxes arising out of its activities in connection with this Agreement and all Work Agreements, including federal and state taxes, social security taxes, unemployment insurance taxes, and any other taxes or business license fees that may be required.

     3.2 No Exclusivity. Nothing herein shall preclude The Contracting Party from retaining the services of other persons or entities undertaking the same or similar services to those of The Performing Party or from independently developing or acquiring materials or services that are similar to or competitive with the services provided under this Agreement or any Work Agreements. Without limiting the obligations of The Performing Party under the ownership, confidentiality and other provision of this Agreement, nothing herein shall preclude The Performing Party from performing services for other persons or entities that are the same or similar to the services performed for The Contracting Party hereunder.

     3.3 The Performing Party agrees that each of its employees, consultants, agents and subcontractors ("Servants") will enter into a written agreement granting the Performing Party rights sufficient to support The Performing Party's performances, obligations, and grants of rights to The Contracting Party under this Agreement.

                                   ARTICLE 4

                                NON-DISCLOSURE

     4.1 Confidentiality. Each party shall, during the term of this Agreement and for a period of five (5) years thereafter, maintain in confidence all Confidential Information of the other party and shall not disclose any such Confidential Information to any third party or use any such Confidential Information for any purpose whatsoever except as contemplated by this Agreement and any Work Agreements. In maintaining the confidentiality of such Confidential Information, each party shall exercise the same degree of care that it exercises with its own confidential information, and in no event less than a reasonable degree of care. Each party shall ensure that each of its employees, consultants, agents, and subcontractors ("Servants") holds in

                                       3.
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confidence and makes no use of such Confidential Information for any purpose other than those permitted by this Agreement and any Work Agreements.

     4.2 Exceptions. The obligation of confidentiality contained in this Agreement shall not apply to the extent that (i) a party is required to disclose information by order or regulation of a governmental agency or a court of competent jurisdiction, provided, however, that such party shall not make any such disclosure without first notifying the other party and allowing the other party a reasonable opportunity to seek injunctive relief from (or a protective order with respect to) the obligation to make such disclosure, or (ii) the party receiving Confidential Information of the other party (the "Receiving Party") can demonstrate that (A) the disclosed information was at the time of disclosure already in the public domain other than as a result of actions of the Receiving Party or its Servants in violation hereof; or (B) the disclosed information was received by the Receiving Party on an unrestricted basis from a source unrelated to the other party and not under a duty of confidentiality to such source. Each party agrees that the fact that it had prior knowledge of a particular item of Confidential Information of the other party prior to the date hereof, or that a particular item of Confidential Information of the other party is or becomes generally known to the public, shall not permit the disclosure thereof to others or use of the same in connection with one or more other items of Confidential Information of the other party unless the particular combination itself, as well as its advantages and operability, were known to the Receiving Party or to the public prior to the date hereof, or became known to the public, generally for the same specific purposes and uses.

     4.3 Unauthorized Disclosure. Each party acknowledges and confirms that the Confidential Information of the other party constitutes valuable proprietary information and trade secrets of the other party and that the unauthorized use, loss or outside disclosure of such Confidential Information shall cause irreparable injury to the other party. Each party shall notify the other party immediately upon discovery of any unauthorized use or disclosure of Confidential Information of the other party, and will cooperate with the other party in every reasonable way to help regain possession of such Confidential Information and to prevent its further unauthorized use. Each party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of Confidential Information of the other party and that the other party shall be entitled, without waiving other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction. Each party shall be entitled to recover reasonable attorneys' fees for any action arising out of or relating to a disclosure of Confidential Information of such party by the other party.

     4.4 Return of Confidential Information. Each party shall, upon the request of the other party, return to the other party all Confidential Information of the other party, including any copies or reproductions thereof, in such party's possession or control.

                                   ARTICLE 5

                                 WORK PRODUCT

     5.1 Ownership. The Performing Party agrees that all Work Product and all materials furnished by The Contracting Party to The Performing Party in connection with performing the R&D Services shall be and shall remain the property of The Contracting Party.

                                       4.

     5.2 Copyrights. The Performing Party agrees that all works of authorship generated or developed in performing the R&D Services shall be considered works made for hire to the extent permitted by law, and that such works and any copyright in them shall, upon creation, be owned exclusively by The Contracting Party. To the extent that any such works, under applicable law, may not be considered works made for hire, The Performing Party hereby irrevocably and for no additional consideration assigns to The Contracting Party all of its right, title, and interest in and to the copyrights of such works, and any extensions and renewals thereof.

     5.3 Inventions, trade secrets, technology, and know-how. The Performing Party hereby assigns to The Contracting Party all of its right, title and interest in and to, any and all Work Product. If and to the extent that The Performing Party may, under applicable law, be entitled to claim any ownership interest in any Work Product, The Performing Party hereby transfers, grants, conveys, assigns and relinquishes exclusively to The Contracting Party all of The Performing Party's right, title, and interest in and to such Work Product, under patent, copyright, trade secret, and trademark law, in perpetuity or for the longest period otherwise permitted by law.

     5.4 Further Assurances. The Performing Party shall, at The Contracting Party's expense, perform any reasonable acts that may be deemed necessary or desirable by The Contracting Party to evidence or confirm The Contracting Party's ownership of Work Product under this Agreement, including but not limited to the making of further written assignments in a form determined by The Contracting Party.

     5.5 Enumeration of Work Product. The Performing Party agrees to provide a listing to The Contracting Party of any new Work Product, and to assist The Contracting Party in the perfection of any intellectual property rights in and to such Work Product. The Contracting Party shall have the sole discretion as to whether to pursue protection of any intellectual property tight in any Work Product.

     5.6 Pre-existing Rights. To the extent that any preexisting tights owned by The Performing Party are embodied or reflected in the Work Product, all such pre-existing tights shall remain the exclusive property of The Performing Party, subject only to the license tights granted to The Contracting Party under this Agreement. To the extent that any preexisting rights owned by The Performing Party or for which The Performing Party has the tight to grant licenses are embodied or reflected in the Work Product, The Performing Party hereby grants to The Contracting Party an irrevocable, perpetual, non-exclusive, worldwide, royalty-free right and license under such preexisting rights including the tight to grant sublicenses, to the extent necessary to make, have made, use, offer for sale, and sell the Work Product. To the extent that The Performing Party owns or has the right to license any intellectual property rights coveting the Work Product or necessary to use or operate the Work Product, The Performing Party hereby grants to The Contracting Party an irrevocable, perpetual, non-exclusive, worldwide, royalty-free right and license under such intellectual property tights, including the tight to grant sublicenses, to make, have made, use, offer for sale, and sell the Work Product.

     5.7 Modifications to Definition of Work Product. The definition of Work Product may be amended by mutual agreement of the parties, such agreement to be attached hereto as an

                                       5.
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addendum to this Agreement. In the event that the parties are unable to reach agreement on what constitutes Work Product the issue shall be referred to a neutral third party (the "Neutral Party") selected by the Chief Executive Officer, or its equivalent, of each party. Each party will provide the Neutral Party with all information reasonably necessary for the Neutral Party to resolve the issue and will agree to be bound by the decision of the Neutral Party.

                                   ARTICLE 6

                        REPRESENTATIONS AND WARRANTIES

     6.1 Mutual Representations. Each party represents and warrants to the other party as follows:

          (a) The execution, delivery and performance of this Agreement by such party have been duly authorized by all necessary action on the part of such party.

          (b) This Agreement has been duly executed and delivered by such party and, assuming due authorization, execution and delivery by the other party, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

          (c) Such party's execution, delivery and performance of this Agreement do not (i) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of the party, (ii) conflict with or violate any law or governmental order applicable to the party or any of its respective assets, properties or businesses, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party.

     6.2 The Performing Party Representations. The Performing Party hereby represents and warrants that (i) it has neither assigned nor otherwise entered into an agreement by which it purports to assign or transfer any right, title, or interest to any intellectual property right that would conflict with its obligations under this Agreement, and (ii)wherever necessary, each of its Servants has granted or will grant to The Performing Party rights sufficient to support The Performing Party's performance, obligations, and grant of rights to The Contracting Party under this Agreement. The Performing Party further represents and warrants that, to its knowledge: (i) no intellectual property rights embodied in the Work Product or required to use or operate the Work Product, infringes upon or conflicts with any intellectual property right of any third party, and (ii) no confidential, proprietary or trade secret information of The Performing Party, its employees, agents or contractors that will be used in performing the R&D Services has been misappropriated from any third party.

     6.3 The Contracting Party Indemnification. The Contracting Party shall indemnify and hold harmless The Performing Party, its affiliates, and their respective officers, directors, employees and shareholders from and against any claims, demands, suits, causes of action, losses, damages, judgments, costs and expenses (including reasonable attorneys' fees) arising out

                                       6.

of any breach of The Contracting Party's representations and warranties set forth in Paragraph 6.1 hereof.

     6.4 The Performing Party Indemnification. The Performing Party shall indemnify and hold harmless The Contracting Party, its affiliates, and their respective officers, directors, employees, and shareholders from and against any claims, demands, suits, causes of action, losses, damages, judgments, costs and expenses (including reasonable attorneys' fees) arising out of any breach of The Performing Party' representations and warranties set forth in Paragraphs 6.1 and
6.2 hereof.

                                   ARTICLE 7

                             TERM AND TERMINATION

     7.1 Term and Termination. This Agreement shall remain in force unless terminated by either party upon thirty (30) days prior written notice to the other party, provided, however, that (i) termination of this Agreement by The Performing Party shall not be effective with respect to any R&D Services ongoing at the time of termination until the completion of such R&D Services, (ii) termination of this Agreement by The Performing Party shall not be effective with respect to any Work Agreement while such Work Agreement remains in force.

     7.2 Following Termination. Upon termination of this Agreement, The Performing Party shall:

          (i)   deliver all Work Product to The Contracting Party;

          (ii) provide The Contracting Party with such explanations as shall be required for The Contracting Party to understand the operation and architecture of the Work Product; and

          (iii) provide to The Contracting Party a final invoice and supporting documentation and expense information, as appropriate.

     7.3 Survival. The duties and obligations of the parties under Sections 4, 5, 6, 7 and 8 of this Agreement shall survive termination of this Agreement.

                                   ARTICLE 8

                                 MISCELLANEOUS

     8.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses:

                                       7.
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          (a)  if to Exelixis:

               Exelixis Pharmaceuticals, Inc.
               260 Littlefield Avenue
               South San Francisco, CA 94080
               Tel: (650) 825-2200 Fax: (650) 825-2202
               Attention: George A. Scangos, Ph.D.

          (b)  if to Artemis:

               Artemis Pharmaceuticals GmbH
               Neurather Ring 1, D-51063
               Koln, Germany
               Tel: 011-49-2129-4717
               Fax: 011-49-2129-4721
               Attention: Peter Stadler, Ph.D.

     8.2 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of the Agreement.

     8.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

     8.4 Assignment. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither shall assign any of its rights or obligations under this Agreement without the prior written consent of the other party. No assignment by Exelixis or Artemis permitted hereunder shall relieve the applicable party of its obligations under this Agreement. Furthermore, any assignment by The Performing Party of any of its rights or obligations hereunder shall be pursuant to a written assignment agreement in which the assignee expressly assumes The Performing Party's rights and obligations hereunder.

     8.5 No Third Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     8.6 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by Exelixis and Artemis.

     8.7 Governing Law and Arbitration. The parties shall use commercially reasonable efforts to amicably resolve all disputes regarding the performance of either party under this Agreement or any Work Agreements. In the event of any disputes relating to this Agreement or any Work Agreements, the following escalating dispute resolution mechanism shall apply:

                                       8.
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          (i)   The heads of research for each party shall meet and attempt to resolve such dispute;

          (ii) If the heads of research of the parties are unable to resolve such dispute, the CEOs of each party shall attempt to resolve such dispute; and

          (iii) In the event that the CEOs of each party are unable to resolve such dispute, either party may file a court action for resolution of such dispute.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, applicable to contracts executed in and to be performed entirely within that state. The parties hereto unconditionally and irrevocably agree and consent to the exclusive jurisdiction of, and service of process and venue in, the United States District Court for the Northern District of California, or secondarily, to the courts of the State of California located in the County of San Mateo, and waive any objection with respect thereto, and further agree not to commence any such action, suit or proceeding except in such court.

     8.8 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     8.9 No Waiver. The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions.

     8.10 Compliance with Laws. Each party agrees to comply with all applicable federal, state, county, and local laws, ordinances, regulations, and codes in the performance of its obligations under this Agreement, including laws and executive orders relating to equal opportunity and nondiscrimination in employment. Each party (the "Indemnifying Party") further agrees to indemnify and hold harmless the other party, its affiliates, and their respective officers, directors, employees, and shareholders from and against any claims, demands, suits, causes of action, losses, damages, judgments, costs and expenses (including reasonable attorneys' fees) arising out of failure of the Indemnifying Party, its employees, agents, or subcontractors to comply with any laws, ordinances, regulations, and codes.

     8.11 Force Majeure. No party shall be responsible for failure or delay in performance hereunder by reason of fire, flood, riot, strikes, labor disputes, freight embargoes or transportation delays, acts of God or of the public enemy, war or civil disturbances, any future laws, rules, regulations or acts of any government (including any orders, rules or regulations issued by any official or agency or such government) affecting a party that would delay or prohibit performance hereunder, or any cause beyond the reasonable control of such party (a "Force Majeure Event"). Upon the occurrence of a Force Majeure Event, the party whose performance is so affected shall promptly give notice to the other party of the occurrence or circumstance upon which it intends to rely to excuse its performance. Duties and obligations of both parties shall be suspended for the duration of the Force Majeure Event. During the duration of the Force Majeure Event, the party so affected shall use its reasonable best efforts to avoid or

                                       9.

remove such Force Majeure Event and shall take reasonable steps to resume its performance under this Agreement with the least possible delay.

     In Witness Whereof, Exelixis and Artemis have caused this to Agreement be executed as of the date first written above by their respective duly authorized officers.

Exelixis Pharmaceuticals, Inc.

/s/ George Scangos                      Date
----------------------------------           -----------------------------------

By: George Scangos, Ph.D.
   -------------------------------
Title: President and Chief Executive
       Officer


Artemis Pharmaceuticals GmbH


/s/ Peter Stadler                       Date December 13, 1999
----------------------------------           -----------------------------------
By: Professor Peter Stadler
Title: President and Chief Executive
       Officer

                                      10.